Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Signs License Agreement with Ethicor for Oral Lasofoxifene

SAN DIEGO (July 24, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the signing of a license agreement with Ethicor Pharma Ltd. for the manufacture and distribution of the oral formulation of lasofoxifene in the European Economic Area, Switzerland and the Indian Subcontinent. Under the terms of the agreement, Ligand is entitled to receive potential sales milestones and a double digit royalty on future net sales.

Ethicor plans to supply oral lasofoxifene as an unlicensed medicinal product, which may be requested by healthcare professionals to meet the clinical needs of patients when authorized medicines are unsuitable or contraindicated. In the European Union, there are approximately 37 million women suffering with osteoporosis.

“This agreement with Ethicor represents another potentially valuable shot-on-goal for Ligand, and our second license agreement for lasofoxifene this week,” commented John Higgins, President and Chief Executive Officer of Ligand. “Osteoporosis represents a large unmet medical need for women, and we are pleased that lasofoxifene could potentially provide women with an additional treatment option. We are pleased to be partnered with Ethicor on this important program, and we believe they are uniquely qualified to commercialize this product in this specialized market.”

About Oral Lasofoxifene

Lasofoxifene is an estrogen partial agonist for osteoporosis treatment and other diseases that was discovered through the research collaboration between Ligand and Pfizer that began in 1991. The oral, 0.5 mg form of lasofoxifene tartrate was developed by Pfizer under the trade name Fablyn®, and progressed through regulatory approval in the EU. After Pfizer acquired Conbriza® (bazedoxifene), a similar SERM program, from its acquisition of Wyeth, rights to all forms of lasofoxifene reverted to Ligand in early 2011. Pfizer retains all rights to the Fablyn trademark.

About Ethicor

Ethicor Pharma Ltd (“Ethicor”) is a specialty pharmaceutical company committed to the development and distribution of unlicensed medicinal products ('specials') on request from healthcare professionals to meet the clinical needs of individual patients when authorized medicines are not a suitable or appropriate treatment option. ‘Specials’ are unlicensed medicines that are produced in limited or medium bulk quantities and are primarily used for the unmet clinical needs of an individual doctor’s patient, particularly where authorized medicines are inappropriate or simply not available. Ethicor is active in markets worldwide excluding the US and has a portfolio of both generic and IP protected unlicensed products. Please visit www.ethicorpharma.com for more information on Ethicor.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Celgene, Lundbeck Inc., Eli Lilly & Co., Spectrum Pharmaceuticals and The Medicines Company. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These include statements regarding clinical development of oral lasofoxifene, market size and possibility of commercial success in the licensed territory, competitiveness and the strength of Ligand's product portfolio. Actual events or results may differ from our expectations. For example, there can be no assurance that oral lasofoxifene will be successfully marketed as an unlicensed medicinal product in the licensed territory, that there will be a market of any size for oral lasofoxifene or that oral lasofoxifene will be beneficial to patients. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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